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EXHIBIT 10.5

VELCERA PHARMACEUTICAL, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) made effective as of June 1, 2006, is by and between Velcera Pharmaceuticals, Inc., a Delaware corporation having a place of business at 201 Corporate Drive, Langhorne, Pennsylvania 19047-8007 (the “Company”), and David M. Petrick, (“Employee”).

INTRODUCTION

A.  In July 2004, the Company issued Employee options to purchase an aggregate of 80,000 shares of the Company’s common stock at an exercise price of $0.70 per share (the “Options”) pursuant to the Company’s 2003 Stock Option Plan (the “Stock Option Plan”).

B.  Due to the tax implications of Section 409A of the Internal Revenue Code, the Company and Employee have agreed (i) to reprice the Options at $3.50 per share, which is the fair market value of the common stock per share as determined by the Company’s Board of Directors on the date of the repricing, pursuant to an Amendment to Stock Option Agreements dated of even date herewith by and between the Company and Employee, and (ii) that the Company will issue Employee 60,000 shares of restricted common stock, subject to the terms and conditions set forth herein, under the Stock Option Plan.

AGREEMENT

Now, Therefore, it is agreed as follows:

1.  Grant of Stock. Subject to the terms and provisions of this Agreement and the Stock Option Plan, the Company hereby grants to Employee 60,000 shares of Company common stock (such shares are referred to hereinafter as the “Shares”). Upon the execution of this Agreement, the Shares shall be registered on the books of the Company, and the Company shall issue a stock certificate evidencing such Shares (the “Stock Certificate”) in the name of Employee. Employee shall immediately thereafter deposit with the Company, together with a stock power endorsed in blank by Employee, the Stock Certificate to be held by the Company until such time as the restrictions set forth herein and under the Stock Option Plan have lapsed pursuant to paragraph 4 of this Agreement. The Stock Certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the 2003 Stock Incentive Plan of Velcera Pharmaceuticals, Inc. (the “Company”), and an agreement entered into between the registered owner and the Company. A copy of the Plan and the agreement is on file in the office of the secretary of the Company.

2.  Rights of Employee. Upon the execution of this Agreement and issuance of the Shares, Employee shall become a stockholder with respect to the Shares and shall have all of the rights of a stockholder with respect to all such Shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such Shares; provided, however, that such Shares shall be subject to the restrictions set forth in paragraph 3 of this Agreement.

3.  Restrictions. Employee agrees that, in addition to the restrictions set forth in Section 8.3 of the Stock Option Plan, at all times prior to the vesting of the Shares as contemplated by paragraph 4 hereof:

(a)  Employee shall not sell, transfer, pledge, hypothecate or otherwise encumber the Shares; and

(b)  If Employee’s employment with the Company is terminated for any reason whatsoever, or Employee violates the terms of any confidentiality agreement, non-solicitation covenant or covenant not to compete, however delineated, then, subject to paragraph 4 hereof, Employee shall, for no consideration, forfeit and transfer to the Company all Shares that remain subject to the restrictions set forth in this paragraph 3.

4.  Lapse of Restrictions. The restrictions set forth in paragraph 3 of this Agreement shall lapse upon the occurrence of any of the following: (i) the acquisition by any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, of beneficial ownership of more than fifty percent (50%) of the outstanding shares of the Company’s common stock; (ii) a merger, reorganization or consolidation whereby the stockholders of the Company immediately prior to such merger, reorganization or consolidation do not, immediately after such merger, reorganization or consolidation, collectively own more than fifty percent (50%) of the voting stock of the surviving entity; (iii) the liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company, or (iv) one hundred eighty (180) days following the date upon which the Company’s common stock is tradable on a national securities exchange, the National Association of Securities Dealers, Inc. Automated Quotation System or the Over The Counter Bulletin Board.

Upon request of Employee at any time after the date that the restrictions set forth in paragraph 3 of this Agreement have lapsed with respect to any Shares and such Shares have become vested, free and clear of all restrictions, except as provided in Section 10 of the Stock Option Plan, the Company shall remove any restrictive notations placed on the books of the Company and the Stock Certificate in connection with such restrictions.

5.  Copy of Stock Option Plan. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Stock Option Plan, the terms and conditions of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.

6.  Administration. This Agreement shall at all times be subject to the terms and conditions of the Stock Option Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Stock Option Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Employee. In the event of any conflict between the terms and conditions of this Agreement and the Stock Option Plan, the provisions of the Stock Option Plan shall govern and control.

7.  Continuation of Employment. This Agreement shall not confer upon Employee, and shall not be construed to confer upon Employee, any right to continue in the employ of the Company for any period of time, and shall not limit the rights of the Company in its sole discretion (absent any other agreements to the contrary), to terminate the employment of Employee at any time, with or without cause, for any reason or no reason, or to change Employee’s assignment or rate of compensation.

8.  Withholding of Tax. To the extent that the receipt of the Stock or the lapse of any restrictions thereon results in income to Employee for federal or state income-tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. The Employee may have shares of Stock withheld to satisfy the withholding tax obligation pursuant to an Election under Section 10.8(a) of the Stock Option Plan.

9.  Section 83(b) Election. Employee understands that he (and not the Company) shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of the transactions contemplated by this Agreement. Employee shall rely solely on the determinations of his tax advisors or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Employee understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Stock and the fair market value of the Stock as of the date any restrictions on the Stock lapse. In this context, “restriction” includes without limitation the vesting restrictions set forth in paragraph 3 hereof. In the event the Company has registered any of its shares under the Securities Exchange Act of 1934, “restriction” with respect to officers, directors and 10% stockholders also means the period during which such officer, director and 10% stockholders could be subject to suit under Section 16(b) of the Securities Exchange Act of 1934 in connection with a sale. Employee understands that Employee may elect to be taxed at the time the shares of Stock are received rather than when and as the restrictions on the Stock lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition. In the event Employee files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and Employee shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service. Employee acknowledges that it is Employee’s sole responsibility and not the Company’s to file timely the election under Section 83(b) of the Code, even if Employee requests that the Company or its representatives make this filing on Employee’s behalf.

10.  Governing Law. This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Delaware applicable to contracts executed and to be performed therein.

11.  Amendments. This Agreement may be amended only by a written agreement executed by the Company and Employee.

12.  Entire Agreement. This Agreement embodies the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 11 of this Agreement.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement. Signatures hereto may be delivered by facsimile or other means of electronic transmission, and signatures so delivered shall be valid and binding to the same extent as original signatures.

In Witness Whereof, the parties have executed this Agreement to be effective as of the date first set forth above.

VELCERA PHARMACEUTICALS, INC.:	EMPLOYEE:

/S/ DENNIS STEADMAN	/S/ DAVID M. PETRICK
DENNIS STEADMAN, CHIEF EXECUTIVE OFFICER	DAVID M. PETRICK